EXHIBIT 99.1

DANVERS BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:	April 24, 2008

Contacts:	Kevin T. Bottomley	L. Mark Panella
	President and CEO	Chief Financial Officer

Phone:	(978) 739-0263	(978) 739-0217
Email:	kevin.bottomley@danversbank.com	mark.panella@danversbank.com

Danvers Bancorp, Inc. Reports Results for the Three Months Ended March 31, 2008

DANVERS, MASSACHUSETTS (April 24, 2008): Danvers Bancorp, Inc. (the “Company”) (NASDAQ: DNBK), the holding company for Danversbank (the “Bank”), today reported a net loss of $3.3 million for the quarter ended March 31, 2008, which represents a decrease of $3.8 million from net income of $529,000 during the first quarter of 2007.  The net loss was due to two extraordinary and non-recurring items; a $6.9 million pretax charge related to the establishment of the Danversbank Charitable Foundation (the ‘‘Foundation”) and a $3.7 million pretax charge related to the acceleration of the Company’s phantom stock plan. Both charges are directly related to the Company’s conversion from a mutual form of organization to a public stock holding company. Income before provision for income taxes, excluding these one-time charges, was $1,146,000 for the quarter, a 66% improvement over the same period in 2007.

“We were pleased with our core operating results for the first quarter,” said Kevin T. Bottomley, President and CEO. “In particular, our growth in loan volume was much stronger than anticipated.”

The conversion to a public stock holding company closed on January 9, 2008. The Company issued 17,192,500 shares of common stock to subscribers (including tax-qualified employee benefit plans) at the offering price of $10.00 per share.  The Company also contributed $350,000 in cash and 650,000 shares of common stock to the Foundation.  Conversion costs amounting to $3,850,000 have been netted against the offering proceeds.  The offering was oversubscribed by qualifying depositors of Danversbank. Accordingly, qualifying depositors had valid orders filled in accordance with the allocation procedures and there were no remaining shares to be offered in a community offering.  Earnings per share is not applicable as shares were not outstanding for the entire quarter ending March 31, 2008.

2008 Earnings Summary

The Company’s net interest income reflected a significant increase of $2.0 million, or 23.9%, during the first quarter of 2008 compared with the same period in 2007.  The increase was attributable to both an improvement in the Company’s operating margins and significant balance sheet growth during the quarter.  The Company’s net interest margin (“NIM”) was 3.01% for the quarter ended March 31, 2008, an 8 basis point decrease when compared to the fourth quarter of 2007, and a 10 basis point increase when compared to the first quarter of 2007.  During the first quarter of 2008, the Company’s investment portfolio and net loans increased by $51.3 million and $61.7 million, respectively.

Non-interest income for the first quarter of 2008 totaled $2.3 million, an increase of $1.0 million, or 82.7%, compared to the first quarter of 2007.  The increase resulted primarily from gains on the sale of securities totaling $788,000 and the increase of $102,000 in cash surrender value income from the Company’s bank-owned life insurance.  The Company continues to expand the depth and breadth of its deposit account services and related fees, especially as it pertains to our commercial account services.  For the quarter ended March 31, 2008, service charges on deposit accounts increased $84,000, or 15.4% compared with the same time period in 2007.

“ While our overall non interest income improved, we continue to seek to increase and to diversify our sources of non interest income,” said Bottomley.

Operating expenses increased by $12.7 million for the first quarter of 2008 as compared to the same period of 2007.  The two most significant components associated with this increase, as noted above, were the contribution to establish the Foundation of $6.9 million and the charge related to the acceleration of the phantom stock plan in the amount of $3.7 million, which is included in salaries and employee benefits expense. In addition, in the first quarter of 2008, the Company elected to take an $808,000 write-down of the residential subdivision being held in Other Real Estate Owned.  Bottomley noted, “ This charge is tied to the continued oversupply of inventory in the residential real estate market in Eastern Massachusetts and higher than anticipated costs incurred to complete the infrastructure of the subdivision.  Management believes that the carrying value of the subdivision has now stabilized.”

Balance Sheet Summary

The Company’s total assets increased by $131.3 million, or 9.1%, from $1,448.3 million at December 31, 2007 to $1,579.6 million at March 31, 2008.  Net loans increased by $61.7 million, or 6.9% during the first quarter of 2008 and securities increased $51.3 million, or 12.6% during the same time period.  Deposit balances increased by $122.1 million, or 12.2% during the first quarter of 2008 as a result of expanded marketing efforts and new product initiatives.

The Company experienced significant growth in commercial and industrial (C&I) loan balances as a result of the addition of an asset-based lending group in the fourth quarter of 2007. For the first quarter of 2008, a decrease in the Company’s commercial real estate loan portfolio of $5.6 million was offset by an increase in C&I loans of $49.1 million.

“ Our loan growth was concentrated in the commercial and industrial segment of our portfolio primarily due to the efforts of our Asset Based Lending group which joined us during the fourth quarter of 2007.  In addition, the deleveraging efforts of some larger institutions in our market area has resulted in lending opportunities of a size and quality that have not been historically available to the Company,” noted Bottomley.

Despite the deterioration experienced in many sectors of the broader credit markets, the Company’s asset quality metrics remained satisfactory at March 31, 2008, with non-performing assets as a percentage of total assets of 61 basis points, up from 36 basis points at March 31, 2007 and up slightly from 55 basis points at December 31, 2007.  Non-performing assets totaled $9.6 million at March 31, 2008, of which $3.1 million relates to the aforementioned residential subdivision that was foreclosed in August of 2007.  The other major component of the Company’s non-performing assets is a $2.6 million construction lending relationship involving multiple properties.  The first quarter provision for loan losses was $600,000 compared to $75,000 for the same period in 2007.  The growth of the loan portfolio, especially in the C&I segment, was the primary reason for the increase.  The allowance for loan losses increased by $347,000, or 3.8%, during the first quarter of 2008 and represented .97% of loans at March 31, 2008 compared to 1.00% at December 31, 2007.  The allowance was 147.92% of non-performing loans at March 31, 2008.

Deposits increased by $122.1 million, or 12.2%, to $1,120.2 million at March 31, 2008 compared to December 31, 2007.  The biggest increase was experienced in the Company’s commercial money market category.  The Company’s Rewards Checking (a retail checking product) and Snap Deposit (our commercial remote deposit capture initiative) product promotions continue to gain acceptance as well.  The Company has also benefited from the current rate environment as some of the more aggressive local product promotions and pricing initiatives have subsided.  Advances from the Federal Home Loan Bank of Boston (FHLBB) increased by $14.2 million, or 9.8% at March 31, 2008 compared to December 31, 2007.  The Company chose to take advantage of the lower rate environment and offset some outflows in higher cost deposits with some attractively priced FHLB advances.

Company Profile

Danvers Bancorp, Inc. is the holding company for Danversbank, a Massachusetts-chartered savings bank headquartered in Danvers, Massachusetts.  Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, we have grown to $1.6 billion in assets through acquisitions and internal growth, including de novo branching.  We conduct business from our main office located at One Conant Street, Danvers, Massachusetts, and our 14 other branch offices located in Andover, Beverly, Boston, Chelsea, Danvers, Malden, Middleton, Peabody, Reading, Revere, Salem, Saugus, Wilmington, and Woburn, Massachusetts.  Our business consists primarily of making loans to our customers, including commercial and industrial, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities.  We fund these lending and investment activities with deposits from our customers; funds generated from operations and selected borrowings. We also provide non-deposit investment products and services, cash management, debit and credit card products and online banking services.  Additional information about the Company and its subsidiaries is available at www.danversbank.com.

Forward Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,’ and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes and the risk factors described in the Company’s November 13, 2007 prospectus that adversely affect the business in which Danvers Bancorp is engaged and changes in the securities market.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

DANVERS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands)
ASSETS
Cash and cash equivalents	$79,634	$65,862
Securities available for sale	457,998	406,715
Loans held for sale	258	—
Loans	970,531	908,497
Less allowance for loan losses	(9,443)	(9,096)
Loans, net	961,088	899,401
Federal Home Loan Bank stock, at cost	10,021	10,021
Premises and equipment, net	19,907	19,706
Bank-owned life insurance	24,023	23,665
Other real estate owned	3,187	3,513
Accrued interest receivable	7,169	6,862
Deferred tax asset, net	5,537	5,908
Other assets	10,793	6,650
	$1,579,615	$1,448,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$128,055	$124,040
Savings and NOW accounts	178,017	171,353
Money market accounts	453,206	337,847
Term certificates over $100,000	232,490	228,793
Other term certificates	128,454	136,115
Total deposits	1,120,222	998,148
Stock subscriptions	—	162,859
Short-term borrowings	27,698	23,800
Long-term debt	159,258	145,042
Subordinated debt	29,965	29,965
Due to broker for unsettled securities	500	—
Accrued expenses and other liabilities	9,269	14,993
Total liabilities	1,346,912	1,374,807

Stockholders’ equity:
Preferred stock; $0.01 par value, 10,000,000 shares authorized; none issued at March 31, 2008 and December 31, 2007, respectively.	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized; 17,842,500 and 0 shares issued at March 31, 2008 and December 31, 2007, respectively.	178	—
Additional paid-in capital	174,396	—
Retained earnings	67,957	71,213
Accumulated other comprehensive income	4,327	2,283
Unearned compensation - ESOP, 1,415,505 shares and 0 shares at March 31, 2008 and December 31, 2007, respectively.	(14,155)	—
Total stockholders’ equity	232,703	73,496
	$1,579,615	$1,448,303

DANVERS BANCORP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(Dollars in thousands)
Interest and dividend income:
Interest and fees on loans	$15,620	$15,518
Interest on debt securities:
Taxable	4,792	2,964
Non-taxable	189	77
Dividends on equity securities	108	186
Interest on cash equivalents	528	191
Total interest and dividend income	21,237	18,936

Interest expense:
Interest on deposits:
Savings and NOW accounts	660	260
Money market accounts	3,329	3,263
Term certificates	4,273	4,352
Interest on short-term borrowings	121	169
Interest on long-term debt and subordinated debt	2,329	2,399
Total interest expense	10,712	10,443
Net interest income	10,525	8,493
Provision for loan losses	600	75
Net interest income, after provision for loan losses	9,925	8,418

Non-interest income:
Service charges on deposits	630	546
Loan servicing fees	59	66
Gain on sales of loans	61	91
Net gain (loss) on sales of securities	772	(16)
Net increase in cash surrender value of bank-owned life insurance	359	257
Other operating income	404	307
Total non-interest income	2,285	1,251

Non-interest expenses:
Salaries and employee benefits	10,036	5,443
Occupancy	1,310	1,090
Equipment	753	650
Outside services	282	133
Contribution to the Danversbank Charitable Foundation	6,850	—
Other real estate owned expense	794	29
Other operating expense	1,632	1,635
Total non-interest expenses	21,657	8,980
Income before provision for income taxes	(9,447)	689
Provision for income taxes	(6,191)	160
Net income	$(3,256)	$529

DANVERS BANCORP, INC.

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	March 31, 2008				March 31, 2007
	Average Outstanding Balance		Interest Earned/ Paid	Average Yield/ Rate (1)	Average Outstanding Balance		Interest Earned/ Paid	Average Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$68,368		$528	3.11%	$15,343		$191	5.05%
Debt securities: (2)
U.S. Government	2,000		23	4.63	2,418		28	4.70
Government Sponsored Enterprises	181,540		2,195	4.86	219,863		2,193	4.05
Mortgage-backed	196,370		2,569	5.26	55,220		734	5.39
Municipal bonds	18,592		189	4.09	7,707		77	4.05
Other	328		5	6.13	492		9	7.42
Equity securities	10,689		108	4.06	10,801		186	6.98
Real estate mortgages (3)	559,754		9,063	6.51	560,427		9,653	6.99
C&I loans (3)	311,801		5,782	7.46	262,211		5,200	8.04
IRB’s (3)	47,019		583	4.99	39,312		472	4.87
Consumer loans (3)	9,358		192	8.25	10,320		193	7.58
Total interest-earning assets	1,405,819		21,237	6.08	1,184,114		18,936	6.49
Allowance for loan losses	(9,237)				(10,404)
Total earning assets less allowance for loan losses	1,396,582				1,173,710
Non-interest-earning assets	93,252				—
Total assets	$1,489,834				$1,173,710

Interest-bearing liabilities:
Deposits:
Savings and NOW accounts	$176,223		660	1.51	$158,352		260	0.67
Money market accounts	386,187		3,329	3.47	323,059		3,263	4.10
Term certificates (4)	371,088		4,273	4.63	366,923		4,352	4.81
Total deposits	933,498		8,262	3.56	848,334		7,875	3.76
Borrowed funds:
Short-term borrowings	26,834		121	1.81	34,023		169	2.01
Long-term debt	145,482		1,689	4.67	152,320		1,737	4.62
Subordinated debt	29,965		640	8.59	29,965		662	8.96
Total Interest-bearing liabilities	1,135,779		10,712	3.79	1,064,642		10,443	3.98
Non-interest-bearing deposits	166,503				109,783
Other non-interest bearing liabilities	6,120				9,939
Total non-interest-bearing liabilities	172,623				119,722
Total liabilities	1,308,402				1,184,364
Retained earnings	181,432				65,583
Total liabilities and retained earnings	$1,489,834				$1,249,947

Net interest income			$10,525				$8,493
Net interest rate spread (5)				2.29%				2.51%
Net interest-earning assets (6)	$270,040				$119,472
Net interest margin (7)				3.01%				2.91%
Ratio of interest-earning assets to total interest-bearing liabilities	1.24	x			1.11	x

(1)               Yields are annualized.

(2)               Average balances are presented at average amortized cost.

(3)               Average loans include non-accrual loans and are net of average deferred loan fees/costs.

(4)               Term certificates include brokered and non-brokered CDs.

(5)               Net interest rate spread represents the difference between the yield on interest earning assets and the cost of interest-bearing liabilities at the period indicated.

(6)               Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(7)               Net interest margin represents net interest income divided by average total interest-earning assets.

DANVERS BANCORP, INC.

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

At or For the Three Months Ended
March 31,
2008	2007

Performance Ratios:

Return on assets (ratio of income to average total assets) (1)	-0.88%	0.18%
Return on equity (ratio of income to average equity) (1)	-7.22%	3.27%
Net interest rate spread (1) (2)	2.29%	2.51%
Net interest margin (1) (3)	3.01%	2.91%
Efficiency Ratio (4)	168.84%	91.84%
Non-interest expenses to average total assets (1)	1.45%	3.10%
Average interest -earning assets to interest bearing liabilities	1.24	x	1.11	x

Asset Quality Ratios:

Non-performing assets to total assets	0.61%	0.36%
Non-performing loans to total loans	0.66%	0.58%
Allowance for loan losses to non-performing loans	147.92%	172.44%
Allowance for loan losses to total loans	0.97%	1.00%

Capital Ratios:

Risk-based capital (to risk-weighted assets)	24.99%	11.44%
Tier 1 risk-based capital (to risk-weighted assets)	24.10%	9.64%
Tier 1 leverage capital (to average assets)	17.22%	7.28%
Retained earnings to total assets	14.79%	5.07%
Average retained earnings to average assets	12.18%	5.59%

(1)   Ratios for the three months ended March 31, 2008 and 2007 are annualized.

(2)   The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(3)   The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(4)   The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.